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Investor Fact Sheet
Ticker Symbol: CEMI
www.chembio.com

Business Summary & Investment Highlights
Chembio Diagnostics, Inc. (Chembio), through its wholly owned subsidiary Chembio Diagnostic Systems, Inc. develops, manufactures, licenses and markets point-of-care testing (POCT) products. Chembio created and patented a new revolutionary technology called Dual Path Platform (DPP®). The technology is addressing critical market requirements in the infectious diseases testing market and other growing markets. Products under development, both OEM and branded, are anticipated to create significant new revenue streams that will add to Chembio’s core business of rapid HIV tests.

• >30% Five Year Revenue CAGR.

• 148% YOY sales increases of Chembio’s FDA approved lateral flow HIV tests that are marketed in the U.S. by InvernessAlere North America, Inc. (ALR:NYSE, formerly Inverness Medical Innovations, Inc.), a leading POCT company. ALR markets Chembio’s products as Clearview® COMPLETE HIV 1/2 globally and Clearview® HIV 1/2 STAT-PAK® in the U.S. to hospital emergency departments, public health clinics, and physicians offices.

• Robust pipeline of POCT products for HIV (oral fluid), Syphilis, Influenza, Hepatitis-C (oral fluid), and other infectious diseases based on Chembio’s patented DPP® technology. Major benefits include improved sensitivity, multiplexing, sample control and quantitative measurements.

• Point of care testing is the fastest growing segment of the $40 billion in-vitro diagnostic market. Drive for cost containment and need for quick results have caused the market to grow rapidly.

Selected Financial Information
Stock Information
Ticker Symbol CEMI
Price 10/29/10 $0.255
52 Week High $0.39
52 Week Low $0.159
Outstanding Shares (MM) 62.2
Market Capitalization (MM) $15.9
Fully Diluted (FD) Shares 70.5
Management Holding-FD 11.3
Average Volume (3 Mos) 54,000

Major Beneficial Holders Beneficial Shares Owned (MM)
Lawrence Siebert 7.1
Inverness Medical Innovations, Inc. 5.4
Crestview Capital Offshore Fund, Inc. 3.4

($000s)
Balance Sheet Data	Sept'10	Dec. '09
Cash	$ 1,336	$ 1,068
Accts. Receivable	2,635	1,776
Inventories	1,883	1,556
Other Current Assets	191	267
Total Current Assets	6,045	4,667
Net Fixed Assets	828	580
Other Assets	690	1,068
Total Assets	7,563	6,315
Total Current Liab.	3,453	3,173
Total Other Liab.	221	54
Total Liabilities	3,6743,889	3,227
Total Equity	3,687	3,088
Total Liabilities & Shareholders' Equity	$ 7,563	$ 6,315

Selected Comparative Historical Financial Data
Quarter Ended Year Ended	Nine Mos Ended		For the Years Ended
$(000s)	Sept 30 2010	Sept 30, 2009	2009	2008	2007	2006	2005
Total Revenues	$ 11,038	$ 10,283	$13,834	$11,050	$ 9,231	$ 6,503	$ 3,941
Cost of sales	5,428	6,053	7,974	7,198	6,435	4,894	2,996
Gross Profit	5,610	4,230	5,860	3,852	2,796	1,609	945
	50.9%	41.1%	42.4%	34.9%	30.3%	24.7%	24.0%
R&D Expense	2,822	2,128	2,884	2,605	1,907	1,402	1,365
SG&A Expense	2,144	2,002	2,659	3,317	3,765	4,787	2,878
Operating Income (Loss)	644	100	317	(2,071)	(2,876)	(4,580)	(3,298)
Other Inc. (Expense)	(11)	(8)	(8)	122	249	(415)	46
Net Income (Loss) - Stkhldrs	633	92	309	(1,949)	(2,627)	(4,995)	(3,252)
Pref. Stock Expenses	-	-	-	-	5,645	3,210	3,517
Net Loss	$ 633	$ 92	$ 309	$ (1,949)	$ (8,272)	$(8,205)	$(6,769)
Net Income (Loss) - per Share	$ 0.01	$ (0.00)	$ 0.00	$ (0.03)	$ (0.57)	$ (0.80)	$ (0.88)
Avg. No. Shares (Millions)	62.068	61.945	61.946	61.267	14.608	10.293	7.705
Working capital	$ 2,592	$ 2,098	$1,494	$ 1,664	$ 3,229	$5,113	$831
Total assets	7,563	6,342	6,315	5,915	6,585	7,907	3,016
Total liabilities	3,674	3,534	3,227	3,338	2,322	2,297	1,964
Equity (Deficit)	3,889	2,808	3,088	2,577	4,263	(940)	1,053

Chembio Diagnostics, Inc.	Investor Relations	Company Contact
3661 Horseblock Road	The Investor Relations Group	Susan Norcott, Snorcott@chembio.com
Medford, NY 11763	James Carbonara, JCarbonara@investorrelationsgroup.com	631-924-1135 x125
Ph. 631-924-1135	212-825-3210
Fax 631-924-2065
www.chembio.com

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Chembio’s Lateral Flow Rapid HIV Tests Marketed Exclusively in the USA by Alere North America, Inc.

DPP® Technology
Competitive Advantages For POC Testing

• Improved Sensitivity - enabled by more efficient binding method
• Easier Multiplexing - due to even and direct distribution of sample to multiple test lines
• Enhanced Sample Control - as result of independent sample migration path
• Clearer Results - efficient binding allows for improved functionality of instruments for   reading and reporting of qualitative or quantitative results

Chembio’s Dual Path Platform (DPP®) Patented in 2007

Senior Management Team
Lawrence A. Siebert, Chairman & CEO, 25 years of management and financing experience
Richard J. Larkin, CFO, 25 years of operational and financial experience
Javan Esfandiari, SVP R&D, 15 years of experience in development of in-vitro point-of-care products

Board of Directors
Katherine Davis - Former Lieutenant Governor and numerous other leadership positions for the State of Indiana; former senior executive of Cummins, Inc. (NYSE:CMI)

Dr. Gary Meller - Broad experience in medical and information technology and pharmaceutical product development

Except for the historical information contained herein, the matters discussed in this document are forward-looking statements, the accuracy of which is subject to risks and uncertainties. Please refer to Chembio Diagnostic’s Inc. most recent Form 10-K and Forms 10-Q for additional information about the Company and related risks. - October 2010